EXHIBIT 23

[Deloitte & Touche LLP Letterhead]

25 September 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration Statement No. 333-130558) of our reports dated 27 February 2008, relating to the financial statements of The Royal Bank of Scotland Group plc, and the effectiveness of The Royal Bank of Scotland Group plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of The Royal Bank of Scotland Group plc for the year ended 31 December 2007.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Saltire Court
20 Castle Street
Edinburgh EH1 2DB